NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on March 5, 2007, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(2) That the entire class of this security was redeemed or paid at maturity or retirement on February 16, 2007. Each Income PRIDES will consist of a purchase contract and, initially, a 1/40, or 2.5%, undivided beneficial ownership interest in a senior note with a principal amount of $1,000. The ownership interest in the senior note that is a component of Income PRIDES will be owned by the holder of the Income PRIDES, but will be pledged to Great Plains Energy to secure the holder's obligations under the purchase contract. Each purchase contract underlying a FELINE PRIDES obligates the holder of the purchase contract to purchase, and obligates Great Plains Energy to sell, on February 16, 2007, for $25, a number of newly issued shares of the company's common stock equal to the 'settlement rate'. The settlement rate will be calculated as follows: if the applicable market value of the company's common stock is equal to or greater than the threshold appreciation price, the settlement rate will be equal to the stated amount of $25 divided by the threshold appreciation price, initially 0.7062 shares; if the applicable market value of the company's common stock is less than the threshold appreciation price but greater than the reference price, the settlement rate will be equal to the stated amount of $25 divided by the applicable market value; and if the applicable market value of the company's common stock is less than or equal to the reference price, the settlement rate will be equal to the stated amount of $25 divided by the reference price, initially 0.8333 shares. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on February 16, 2007.